Filed pursuant to rule 424(b)(3)
Registration No. 333-252362

Prospectus Supplement No. 2

(to Prospectus dated February 3, 2021)

GOLDEN NUGGET ONLINE GAMING, INC.

Primary Offering of
16,425,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of
42,596,458 Shares of Class A Common Stock and
5,883,333 Warrants to Purchase Class A Common Stock

This prospectus supplement updates and supplements the prospectus dated February 3, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (File No. 333-252362).

This prospectus supplement is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 23, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is required to be delivered with this prospectus supplement. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is listed on The Nasdaq Global Market under the symbol “GNOG.” On March 22, 2021, the closing price of our Class A common stock was $16.63 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 23, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2021

GOLDEN NUGGET ONLINE GAMING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38893	83-3593048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1510 West Loop South, Houston, Texas 77027

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 713-850-1010

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	GNOG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On March 23, 2021, Golden Nugget Online Gaming, Inc. (the “Company”) issued a press release announcing the Company’s financial results for the fourth quarter and fiscal year ended December 31, 2020. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A slide presentation, which includes supplemental information relating to the Company's fourth quarter and fiscal year financial results, is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The information in this Item 2.02, including Exhibits 99.1 and 99.2, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated March 23, 2021.
99.2	Slide Presentation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLDEN NUGGET ONLINE GAMING, INC.

Date: March 23, 2021	By:	/s/ Michael Harwell
Name: Michael Harwell
Title: Chief Financial Officer

Exhibit 99.1

Golden Nugget Online Gaming, Inc. Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2020

Houston (March 23, 2021) – Golden Nugget Online Gaming, Inc. (Nasdaq: GNOG) (the “Company”) today reported its financial results for the fourth quarter and for the year ended December 31, 2020.

Fourth Quarter Highlights

-	Revenues were $23.0 million, representing an increase of 47.9% over the prior year.
-	Operating income of $2.0 million after acquisition transaction related expenses of $4.1 million.
-	Net loss of $34.2 million after acquisition transaction and debt extinguishment related expenses totaling $37.8 million.
-	Adjusted EBITDA of $6.2 million

Full Year Highlights

-	Revenues were $91.1 million, an increase of 64.4% over 2019.
-	Operating income of $24.5 million after acquisition transaction related expenses of $4.1 million.
-	Net loss of $31.7 million after acquisition transaction and debt extinguishment related expenses totaling $37.8 million.
-	Adjusted EBITDA of $28.9 million.

Revenues for the three months ended December 31, 2020, totaled $23.0 million, as compared to $15.6 million for the three months ended December 31, 2019. Net loss was $34.2 million, compared to net income of $3.2 million in the prior year comparable period. Adjusted EBITDA, as defined below, for the three months ended December 31, 2020 was $6.2 million compared to $4.8 million last year. Results for the fourth quarter of 2020 reflect interest expense associated with the term loan credit agreement entered into on April 28, 2020. Additionally, our fourth quarter results reflect costs associated with the completion of the acquisition transaction (the “Acquisition Transaction”) with Golden Nugget Online Gaming, LLC (“Old GNOG”), as well as debt extinguishment costs associated with the repayment of $150.0 million of their term loan. Acquisition transaction related expenses totaled $4.1 million, debt extinguishment expenses totaled $25.4 million and the accelerated amortization of deferred loan costs and debt premium associated with the extinguishment totaled $8.3 million.

Revenues for the year ended December 31, 2020 were $91.1 million, as compared to $55.4 million for the year ended December 31, 2019. Net loss for the year totaled $31.7 million, compared to net income in the prior year of $11.7 million. Adjusted EBITDA, as defined below, for the year ended December 31, 2020 was $28.9 million compared $17.8 million in the previous year. Results for the year ended December 31, 2020 reflect interest expense associated with the term loan credit agreement entered into on April 28, 2020. Additionally, results for the year ended December 31, 2020 reflect costs associated with the completion of the Acquisition Transaction with Old GNOG, as well as debt extinguishment costs associated with the repayment of $150.0 million of their term loan. Acquisition transaction related expenses totaled $4.1 million, debt extinguishment expenses totaled $25.4 million and the accelerated amortization of deferred loan costs and debt premium associated with the extinguishment totaled $8.3 million.

President, Thomas Winter commented “We are extremely proud of everything achieved by Golden Nugget Online Gaming in what was a challenging year for everyone. We completed our public listing and our business grew faster than ever before while maintaining high levels of profit margins. We view 2020 as a year that validates our iGaming focused strategy and, combined with our increasing market access footprint, gives us conviction in our ability to take advantage of what we believe could ultimately be a $30.0 billion market opportunity.”

Chairman and Chief Executive Officer, Tilman Fertitta added “The large and long-tailed opportunity for iGaming paired with the strategic benefits GNOG has within the Golden Nugget and Landry’s network is a powerful combination. I echo Thomas’ enthusiasm and excitement for the future and thank him and the entire Golden Nugget Online Gaming team for an incredible 2020 and everything that lies ahead.”

Business Update

-	Completed our public listing on December 29, 2021.
-	Launched our online casino and sportsbook in Michigan on January 22, 2021, in partnership with the Ojibwa casino.
-	Launched a new version of our online sportsbook in New Jersey on March 4, powered by the award-winning OpenSports platform, from Scientific Games Digital.
-	Secured market access in Illinois to offer online sports betting and, if permitted in the future, online casino wagering, subject to regulatory approvals.
-	Secured market access in West Virginia to offer mobile sports and online casino wagering through an agreement with the Greenbriar Hotel Corporation, subject to regulatory approvals.
-	Secured market access in New York for online casino wagering, subject to legislation, regulatory approval, license eligibility and availability.
-	Secured an online sports betting temporary permit in Virginia.
-	Completed the redemption of our public warrants on March 8, 2021, which resulted in total cash proceeds to the Company of $110.2 million.

Conference Call Details

A conference call for investors will be held Tuesday, March 23, 2021, at 4:00 p.m. Central Time to discuss the Company's fourth quarter and full year end 2020 results.

The call can be accessed live over the telephone by dialing (720) 452-9102 and reference confirmation code 8375099. A replay of the call will be available on the Company's website https://www.gnoginc.com

About GNOG

Golden Nugget Online Gaming, Inc. is a leading online gaming company that is considered a market leader by its peers and was first to bring Live Dealer and Live Casino Floor to the United States online gaming market. GNOG was the recipient of 15 eGaming Review North America Awards, including the coveted "Operator of the Year" award in 2017, 2018, 2019 and 2020.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including guidance, our expected results of operations or financial condition, business strategy and plans, user growth and engagement, product initiatives, and objectives of management for future operations, and the impact of COVID-19 on our business and the economy as a whole, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "contemplate," "continue," "could," "estimate," "expect," "expectations," "forecast," "going to," "intend," "may," "plan," "potential," "predict," "project," "propose," "should," "target," "will," or "would" or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this press release.

The financial results included in this press release are preliminary, estimated and unaudited. The preliminary financial results included in this press release reflect management’s estimates based solely upon information available to management as of the date of this press release and are subject to change upon the completion of GNOG’s financial closing procedures, final adjustments and other developments, including audit and review by GNOG’s independent registered public accounting firm, that may arise between now and the time the financial results for the fourth quarter and year-end are finalized. During the course of that process, GNOG may identify items that would require it to make adjustments, which may be material, to the information in this press release. As a result, the preliminary unaudited financial information included in this press release is forward-looking information and is subject to risks and uncertainties, including possible material adjustments to the preliminary financial information and the other risks and uncertainties described below under “Forward-Looking Statements.” Accordingly, you should not place undue reliance on these estimates. The information presented herein should not be considered a substitute for the financial information to be filed with the SEC in GNOG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 once it becomes available.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends, including the ongoing COVID-19 pandemic that we believe may affect our business, financial condition, results of operations, and prospects. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside GNOG's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include the inability to recognize the anticipated benefits of GNOG's acquisition transaction; costs related to the acquisition transaction; the inability to maintain the listing of GNOG's shares on Nasdaq; GNOG's ability to manage growth; GNOG's ability to execute its business plan and meet its projections; potential litigation involving GNOG; changes in applicable laws or regulations, particularly with respect to gaming; general economic and market conditions impacting demand for GNOG's products and services, and in particular economic and market conditions in the media / entertainment / gaming / software industry in the markets in which GNOG's operates; the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and GNOG's liquidity, operations and personnel, as well as risks, uncertainties, and other factors described in the section entitled "Risk Factors" in GNOG's filings with the SEC, which are available on the SEC's website at www.sec.gov. Additional information will be made available in other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, including future developments related to the COVID-19 pandemic, except as required by law.

Golden Nugget Online Gaming, Inc.

Unaudited

Consolidated Statement of Operations

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
Gaming	$20,029	$13,363	$79,919	$47,694
Other	3,000	2,203	11,201	7,727
Total revenue	23,029	15,566	91,120	55,421
Costs and expenses
Labor	3,018	1,926	9,026	7,102
Gaming taxes	4,395	2,807	17,238	9,985
Royalty and licenses fees	2,501	1,754	10,128	5,875
Selling, general and administrative expense	6,939	4,325	25,909	14,687
Acquisition Transaction related expenses	4,137	-	4,137	-
Depreciation and amortization	52	34	190	135
Total costs and expenses	21,042	10,846	66,628	37,784
Operating income	1,987	4,720	24,492	17,637
Other expense
Interest expense, net	19,415	1	38,492	6
Other expense	25,384	-	25,384	-
Total other expense	44,799	1	63,876	6
Income (loss) before income taxes	(42,812)	4,719	(39,384)	17,631
Provision for income taxes	(8,565)	1,525	(7,651)	5,960
Net income (loss)	(34,247)	3,194	(31,733)	11,671
Net loss attributable to non-controlling interests	17,350	-	17,350	-
Net income (loss) attributable to GNOG	$(16,897)	$3,194	$(14,383)	$11,671

Non-GAAP Financial Measures

EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "Adjusted EBITDA" as EBITDA before stock-based compensation, acquisition transaction related expenses, debt extinguishment expenses and other non-recurring items. Neither EBITDA nor Adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above in calculating EBITDA and Adjusted EBITDA because these amounts can vary substantially from company to company depending upon capital structures and the method by which assets were acquired. None of EBITDA or Adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP. Certain items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation EBITDA and Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$(34,247)	$3,194	$(31,733)	$11,671
Add back:
Provision for income taxes	(8,565)	1,525	(7,651)	5,960
Interest expense, net	19,415	1	38,492	6
Depreciation and amortization	52	34	190	135
EBITDA	$(23,345)	$4,754	$(702)	$17,772
Add back:
Debt extinguishment expenses	25,384	-	25,384	-
Acquisition Transaction related expenses	4,137	-	4,137	-
Stock-based compensation	35	-	35	-
Adjusted EBITDA	$6,211	$4,754	$28,854	$17,772

Investor Relations Contacts

Sloan Bohlen, Solebury Trout

investors@gnoginc.com

Media Contacts

Katelyn Roche Gosslee, Dancie Perugini Ware Public Relations

Katelyn@dpwpr.com

Mary Ann Cuellar, Dancie Perugini Ware Public Relations

MaryAnn@dpwpr.com

713-224-9115

Exhibit 99.2

Q4 Earnings Presentation March 23rd, 2021

Disclaimer

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this presentation, including guidance, our expected results of operations or financial condition, business strategy and plans, user growth and engagement, product initiatives, and objectives of management for future operations, and the impact of COVID-19 on our business and the economy as a whole, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "contemplate," "continue," "could," "estimate," "expect," "expectations," "forecast," "going to," "intend," "may," "plan," "potential," "predict," "project," "propose," "should," "target," "will," or "would" or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this presentation.

The financial results included in this presentation are preliminary, estimated and unaudited. The preliminary financial results included in this presentation reflect management's estimates based solely upon information available to management as of the date of this presentation and are subject to change upon the completion of GNOG's financial closing procedures, final adjustments and other developments, including audit and review by GNOG's independent registered public accounting firm, that may arise between now and the time the financial results for the fourth quarter and year-end are finalized. During the course of that process, GNOG may identify items that would require it to make adjustments, which may be material, to the information in this presentation. As a result, the preliminary unaudited financial information included in this presentation is forward-looking information and is subject to risks and uncertainties, including possible material adjustments to the preliminary financial information and the other risks and uncertainties described below under "Forward-Looking Statements." Accordingly, you should not place undue reliance on these estimates. The information presented herein should not be considered a substitute for the financial information to be filed with the SEC in GNOG's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 once it becomes available.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this Presentation primarily on our current expectations and projections about future events and trends, including the ongoing COVID-19 pandemic that we believe may affect our business, financial condition, results of operations, and prospects. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside GNOG's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include the inability to recognize the anticipated benefits of GNOG's acquisition transaction; costs related to the acquisition transaction; the inability to maintain the listing of GNOG's shares on Nasdaq; GNOG's ability to manage growth; GNOG's ability to execute its business plan and meet its projections; potential litigation involving GNOG; changes in applicable laws or regulations, particularly with respect to gaming; general economic and market conditions impacting demand for GNOG's products and services, and in particular economic and market conditions in the media / entertainment / gaming / software industry in the markets in which GNOG's operates; the potential adverse effects of the ongoing global coronavirus (COVID-19) pandemic on capital markets, general economic conditions, unemployment and GNOG's liquidity, operations and personnel, as well as risks, uncertainties, and other factors described in the section entitled "Risk Factors" in GNOG's filings with the SEC, which are available on the SEC's website at www.sec.gov. Additional information will be made available in other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this presentation are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect new information or the occurrence of unanticipated events, including future developments related to the COVID-19 pandemic, except as required by law.

Non-GAAP Financial Measures

EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "Adjusted EBITDA" as EBITDA before stock-based compensation, acquisition transaction related expenses, debt extinguishment expenses and other non-recurring items. Neither EBITDA nor Adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above in calculating EBITDA and Adjusted EBITDA because these amounts can vary substantially from company to company depending upon capital structures and the method by which assets were acquired. None of EBITDA or Adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP. Certain items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation EBITDA and Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

2

Agenda 3 FY 2020 / Q4 2020 Accomplishments iGaming: A Large A nd Rapidly Growing Market Opportunity Financials

1. Business model focused on online casino. 2. Since June 2020. GNOG Highlights 4 Tier 1 iGaming - focused, US casino brand in NJ 1 Successfully transitioned to a public company via SPAC transaction Delivered $91.1M Net Revenue and $28.9M Adj. EBITDA in FY 2020 Market access agreements growing from 6 to 10 states 2 , covering 26% of U.S. population Won eGR North America Operator of the Year and Mobile Operator Awards in 2020 Raising FY 2021 revenue guidance to between $130M and $145M, a 51% increase vs 2020 at midpoint

$55.4M $91.1M $4.8M $6.2M $ 17.8M $28.9M $15.6M $23.0M 1 . Adjusted EBITDA is before corporate expenses related to new markets and SPAC transaction. Revenue and adjusted EBITDA are non audited for 2020 . For a reconciliation of EBITDA and Adjusted ABITDA to Revenue, please refer to page 25. 2020 Performance 5 4 th Quarter and Full - Year 2020 Highlights $23M Q4 2020 Revenues, up 48% over Q4 2019 $ 28.9M Adj. EBITDA 1 in 2020, ~32% of Revenue, confirms GNOG ability to deliver high returns and the relevance of its focus on iGaming. Revenues grew by 64% in 2020 compared to 2019. Growth delivered in New Jersey, the most mature and competitive market in the U.S. $6.2M Q4 2020 Adj. EBITDA 1 , up 31% over Q4 2019 STRONG REVENUE GROWTH DISCIPLINED OPERATIONS FY 2020 Revenues 2019 2020 2019 2020 Q4 2020 Revenues 2019 2020 2019 2020 FY 2020 Adj. EBITDA 1 Q4 Adj. EBITDA 1

US Online Casino With First - Class Pedigree 6 Strong Revenue Growth Coupled with Proven Experience Monetizing Online Casino Players $18.2M $27.8M $42.9M $55.4M $91.1M $1.7M $5.1M $12.0M $17.8M $28.9M 0 10 20 30 40 50 60 70 80 90 100 2016 2017 2018 2019 2020 Revenues Adj. EBITDA Adj. EBITDA 1 s 9 % s 18% s 28% s 32% s 32% 1 . Adjusted EBITDA is before corporate expenses related to new markets and SPAC transaction. Revenue and adjusted EBITDA are n on audited for 2020. . For a reconciliation of EBITDA and Adjusted ABITDA to Revenue, please refer to page 25.

Player Acquisition & Retention Expertise 7 Record player acquisition, with 2020 new active depositors 1 up 67% Year over Year. Strong player retention with 2020 returning active depositors 2 up 28% vs 2019. Payers acquisition and retention combined to 30,000+ Active Depositors 3 in 2020, up 48% vs 2019. 1. New players who have made a deposit and placed a wager 2. Players acquired in prior years who have made a deposit and placed a wager during the current year. 3. Any player who has made a deposit and placed a wager during the period. 2018 2019 2020 New and Returning Active Depositors Returning Active Depositors New Active Depositors 20.3k 30.0k 18.7k

Increasing Revenue Per User 8 GNOG iGaming Players Are 32% More Valuable On a Monthly Basis Compared to 2016 $566 $ 633 $552 $480 $518 2018 2016 2019 2020 2017 + 32% Casino Net ARPU Avg. Monthly Casino ARPU 1 (NGR) by Year, 2016 to 2020 1. Average Monthly Casino Net ARPU is the Annual Casino Net Gaming Revenue divided by the sum of monthly active depositors durin g t he year. See definition of Net Gaming Revenue page 26. 2. Source : GNOG management, GNOG management estimates . + 1 2%

1. GGR generated by new active depositors since their first month of activity. Years 2 and beyond represent the percentage o f Y ear 1 revenue generated in the subsequent 12 month period. 2. Factors in average GGR bonus and jackpot of 21.5% leading to NGR. 3. Average CPA of $967 between 2014 – 2020. Positive contribution assumes 44% Gross Prof it Margin as a % of GGR. High and Steadily Increasing Lifetime Value 9 Average Life Time Value (GGR) is ~$ 2.2k in Year 1, ~$7.7k in Year 5, ~11.0k in year 7 Avg. Cohort LTV ( GGR ) 1 ,Over Seven Years ( Monthly) 2 Y7 GGR recoups CPA GGR recoups 2.2x CPA, brings positive player contribution GGR recoups 11x CPA, CPA ~12% of NGR ROI by time period M5 Y1 Positive Player Contribution A fter 12 Months 3

30% Highly Loyal and Valuable Player Base 10 50%+ of 2020 GGR From Cohorts Acquired Before 2019, Steady Revenue Retention Over Time GNOG GGR by Yearly Cohort, 2013 to 2020 1 % of 2020 GGR Source : GNOG management . Represents GGR a cohort has generated over time. Cohort defined as any player who made a deposit and placed a wager in a giv en year. 0 10 20 30 40 50 60 70 80 90 100 2013 2014 2015 2016 2017 2018 2019 2020 Millions 2013 2014 2015 2016 2017 2018 2019 2020 18% 16% 12% 8% 6% 10% 1% 2020 2019 2018 2017 2016 2015 2014 2013 Cohort

Agenda 11 FY 2020 / Q4 2020 Accomplishments iGaming: A Large A nd Rapidly Growing Market Opportunity Financials

Source: New Jersey Gaming Commission for 2014 - 2020 actuals, GNOG management estimates of Online Casino and Land - based Casino GGR for 2021 - 2023 . Land - based casino GGR includes tables and slots, excludes sports betting. Pandemic Has Accelerated Online Gaming Growth 12 NJ GGR by Online vs. Retail Casino, 2014 to 2023F iGaming Expected To Account For ~40% Of New Jersey Land - Based GGR post pandemic 4% 5% 7% 9% 11% 17% 62% 45% 40% 40% 0% 10% 20% 30% 40% 50% 60% 70% 2014 2015 2016 2017 2018 2019 2020 2021F 2022F 2023F $0 $1 $1 $2 $2 $3 $3 $4 Billions Online Casino GGR s a % of Land Based Casino GGR Land Based Casino GGR

iGaming A Larger Vertical Than Online Sportsbetting in NJ 13 NJ GGR by Online Sportsbetting vs. iGaming, 2018 to 2023F Source: New Jersey Gaming Commission for 2018 - 2020 actuals, GNOG management estimates for Online sports betting and online casino GGR for the period 2021 - 2023. ($ in millions) $54 $ 244 $ 359 $ 500 $ 575 $650 $ 277 $ 462 $ 931 $1,100 $1,150 $1,200 2018 2019 2020F 2021F 2022F 2023F Online Sports GGR iGaming GGR 2020

Igaming Versus Sports GGR – Top 3 iGaming Markets 14 Online Casino Generates Much Higher Revenues than Online Sports Betting In All States Where Both Are Available $ 932 M $359M New Jersey FY 2020 Casino Sports $ 712 M $ 241 M Pennsylvania FY 2020 Casino Sports $ 109 M $ 23 M Michigan 2021 YTD Casino Sports Sources: Eilers & Krejcik , New Jersey Division of Gaming Enforcement, Pennsylvania Gaming Control Board, Michigan Gaming Control Board

U.S. iGaming Market Potential

U.S. iGaming Market expected to be $30B to $37B GGR at maturity



$30-37B



Based on Last Twelve Month NJ Online Casino revenues and adjusted for New Jersey share of total US household income,

=> **U.S. iGaming Market Potential: $30B GGR**

Based on Last Twelve Month NJ Online Casino revenues and adjusted for New Jersey share of total US population,

=> **US iGaming Market Potential: $37B GGR**

Sources: Census Bureau; NJ Division of Gaming Enforcement; GNOG management. LTM online casino GGR as of end February 2020 was $1,019k. NJ accounts for approximately 3.4% of US household income and 2.7% of the US population.

15

iGaming Revenue Ramp Up Much Quicker in New Markets 16 PA Online Casino vs NJ Online Casino iGaming Market Size (GGR) by Year NJ iGaming vs MI iGaming in Month 1 & 2 $83 $117 $288 $553 - 100 200 300 400 500 600 Year 1 Year 2 Millions New Jersey Pennsylvania Sources: Eilers & Krejcik ‘Pennsylvania Online Casino Update’; New Jersey Division of Gaming Enforcement; Michigan Gaming Control Board. NJ iGaming and M I iGaming include online casino and online poker. $1.0 $7.4 $13.3 $79.7 - 10 20 30 40 50 60 70 80 90 Month 1 Month 2 Millions New Jersey Michigan

Market Access 1. GNOG currently in application phase of license process. 2. Golden Nugget Danville is a new casino, not yet in operations. iGaming subject to state laws and regulations. 3. New York has not passed legislation to date on iGaming; agreement with Tioga Downs LLC is for a 2 nd skin for iGaming 4. Nevada, Mississippi and Louisiana have not regulated iGaming to date 17 Market Access to 10 States Michigan (Live) Illinois 2 West Virginia Keweenaw Bay Indian Community Danville Development LLC The Greenbrier Hotel Corporation Casino & Sports Casino & Sports Casino & Sports State Partner Vertical These states are in addition to access GNOG already have in place in New Jersey, Nevada, Mississippi and Louisiana via the Golden Nugget land based casinos Pennsylvania 1 Qualified Gaming Entity (own license) Casino New York 2 Tioga Downs LLC Casino Virginia Untethered License Sports

Market Access Outlook

GNOG Taking An Aggressive Approach To Secure Market Access

Live/Contracted in 10 States
~26% of US population

NJ	IL
MI	MS
PA[1]	LA
WV	NV
NY[1]	VA[2]

Ongoing discussions to secure access to more states.



iGaming Market of $30B -$37B[3] at maturity

1. Casino only
2. Untethered sports license
3. GNOG management estimate, see also page 15.

18

Agenda 19 FY 2020 / Q4 2020 Accomplishments iGaming: A Large And Rapidly Growing Market Opportunity Financials

Financial Results 20 $23.0M net revenues in Q4 2020 and $91.1M FY 2020 Acquisition transaction completed December 29 th Ended 2020 with $77.9M cash, warrant redemption completed on March 8, 2021 raising an additional $110.2M in proceeds $6.2M Adj. EBITDA in Q4 2020 and $28.9M FY 2020 Q4 2020 Q4 2019 FY 2020 FY 2019 Gaming 20,029 13,363 79,919 47,694 Other 3,000 2,203 11,201 7,727 Net Revenue 23,029 15,566 91,120 55,421 YoY Growth 48% 64% Total Operating Costs & Expenses 21,042 10,846 66,628 37,784 Operating Income 1,987 4,720 24,492 17,637 Other Expenses 44,799 1 63,876 6 Net income (loss) before income taxes (42,812) 4,719 (39,384) 17,631 Provisions for income taxes (8,565) 1,525 (7,651) 5,960 Net income (loss) (34,247) 3,194 (31,733) 11,671 Provision for income taxes (8,565) 1,525 (7,651) 5,960 Interest Expense 19,415 1 38,492 6 Depreciation and amortization 52 34 190 135 EBITDA (23,345) 4,754 (702) 17,772 Debt extinguishment expenses 25,384 - 25,384 - Acquisition Transaction Related expenses 4,137 - 4,137 - Stock Based Comp 35 - 35 - Adjusted EBITDA 6,211 4,754 28,854 17,772 YoY Growth 31% 62%

Guidance 21 • Increasing FY2021 Revenue Guidance to between $130M and $145M, which at the midpoint represents an increase of 51% over 2020 revenues. • Accelerated investments in 5 new markets expected to yield losses in these markets in the short term and greater returns to the global business over the long - term.

Michigan Launch 22 MI Confirms The Immense Revenue Potential For Online Casino and For GNOG. 1. Initial 8 weeks of GNOG operations ion Michigan are from January 22, 2021 until March 18, 2021. New Jersey month 1 was Nov emb er 2013, New Jersey month 48 was November 2017, Michigan month 1 was January 2021. 2 . Players who have made their first deposit and placed a wager. 3. GNOG estimate of March 2021 GGR based on GNOG GGR between 3/1/2021 and 3/18/2021. 4 . For Month 3, NJ GGR number is actual GGR in January 2014 while MI GGR number is a management estimate, based on GNOG GGR trend after 18 days. Michigan vs New Jersey GNOG Early Days GGR ($M) Initial 8 weeks of operations 1 showing strong momentum. • Acquired 11,700+ new active depositors 2 in the first 56 days, vs 28 months in New Jersey. • First full month iGaming GGR of $2.2M matches GGR achieved at the end of year 3 in New Jersey. • As of 3/18/2021, March revenues trending >50% higher than in February 3 . $0.2 $0.3 $0.5 $3.4 $0.5 $2.2 $3.3 (trend 2 ) Month 1 Month 2 Month 3 Month 48 New Jersey Michigan 4

Positioned for Growth 23 New Jersey revenue and profitability track record demonstrate GNOG winning business model and ability to execute in a competitive environment. PA and MI markets are larger than anticipated and quickly ramping up iGaming revenues validate GNOG choice to focus on online casino, a larger and highly profitable product vertical. Well positioned to be a leading operator in what could become a $30B+ iGaming market. An iconic brand, strong customer value proposition and loyal player base. Newly enhanced cash position allows GNOG to secure access to more markets , increase marketing investments to grow faster in new markets and further upgrade Customer Value Proposition.

Appendix 24

Reconciliation of Non - GAAP Measures 25

Definitions 26 Gross Gaming Revenue (GGR): G ross dollar value of all wagers less player wins Net Gaming Revenue (NGR): GGR minus customer financial incentives (including bonuses, freeplay ) minus net jackpot contributions. Gross Average Revenue Per User: Gross Gaming Revenue divided by the number of active players over a period. Net Average Revenue Per User: Net Gaming Revenue divided by the number of active players over a period. Lifetime Value (LTV): The amount of GGR or NGR generated by a player, or cohorts of players, since their first real - money wager. Active Depositors: A player who has made a deposit and placed a wager during the period New Active Depositors: New players who have made a first real money deposit and placed a wager over the period. Returning Active Depositors : Players acquired in prior periods who have made a deposit and placed a wager during the current period.